November 1, 1995


Mr. Michael J. Newsome
President
Hibbett Sporting Goods, Inc.
131 South 25th Street
Birmingham, AL  35215

         Re:   Incentive Compensation Arrangements


Dear Mickey:

               We are delighted that you have agreed to continue as President of Hibbett Sporting Goods, Inc. (the "Company") and look forward to a productive relationship for the future. Set forth below are (i) your annual bonus arrangement and (ii) a description of the performance bonus the Compensation Committee of the Board of Directors of the Company (the "Board") may in its discretion award to you from time to time. In addition, pursuant to the Hibbett Sporting Goods, Inc. Stock Option Plan (the "Option Plan"), the Compensation Committee of the Board will award you options on shares of $.01 par value common stock of the Company ("Common Stock"). The terms of such award will be set forth in an Option Certificate, as defined in the Option Plan.


               In consideration of the awards and potential awards, set forth above, and of the "put right" granted to you by the Company, set forth below, you have agreed to subject the shares (the "Shares") of Common Stock held by you on October 31, 1995 to the Company's right to call such Shares, as outlined below:

               (i) In the event your employment with the Company is terminated (x) by the Company for "Cause", as defined in the Employment and Post-Employment Agreement, dated November 1, 1995 between you and the Company (the "Employment Agreement") or (y) by you for any reason other than "Good Reason", as defined in the Employment Agreement, the Company shall have the right, but not the obligation, to purchase your Shares at a price per share equal to Book Value Per Share.

               "Book Value Per Share" shall mean the quotient obtained by dividing
         (x)   the sum of

               (A) $21,875,000 and

               (B) the excess of

                     (I) retained earnings at the end of the month immediately preceding the date of termination of your employment, determined on a consolidated basis for the Company and its subsidiaries by the Company (and its independent public accountants) based on the books and records of the Company and its subsidiaries and in accordance with generally accepted accounting practices applied on a consistent basis over

                     (II) the retained earnings reported on the "Pro Forma", as defined in the "Bank Credit Agreement", as defined in the Subordinated Notes, as defined in the Stockholders Agreement, dated as of November 1, 1995 by and among the SK Equity Fund, L.P., SK Investment Fund, L.P., the Company and the Stockholders listed therein (the "Stockholders Agreement")

         by

         (y)   21,875,000.

Such denominator may be adjusted in the sole discretion of the Compensation Committee of the Board for stock splits, reverse stock splits, stock dividends or other corporate transactions or events which in the sole discretion of the Compensation Committee are determined to affect the shares of Common Stock.

             (ii) In the event your employment with the Company is terminated (a) by the Company without Cause, (b) by you with Good Reason or
(c) by reason of your death or Disability, as defined in the Employment Agreement, the Company shall have the right to purchase and to require you to sell, and you shall have the right to sell and to require the Company to purchase, your Shares at a price per share equal to the fair market value of a share of Common Stock, as determined by the Compensation Committee of the Board of Directors in its reasonable discretion; provided that, the sum of the amount paid pursuant to this provision and any amount paid pursuant to a similar provision contained in the Option Certificate shall equal at least $750,000. Any valuation of such Shares as to which you and the Company cannot agree shall be determined in writing by a qualified independent appraiser mutually acceptable to you and the Company. Any amount payable to you pursuant to this paragraph (ii) shall be paid in four equal annual installments commencing on the receipt by the Company of the Shares together with interest on any unpaid balance at the "Bank Prime Loan" rate, as defined in the Bank Credit Agreement, on the date of termination of your employment, compounded annually.

Annual Bonus Arrangement
               During the period beginning on the closing of the transactions contemplated by the Stock Purchase and Redemption Agreement, dated as of [November 1, 1995], by and among the Funds defined therein, the Stockholders identified therein and the Company (the "Stock Purchase and Redemption Agreement") and ending on the third anniversary of such closing, provided that you are employed by the Company on the last day of each relevant fiscal year, you shall be entitled to a bonus payable annually in respect of such fiscal year. Such bonus shall be equal to 2% of "Adjusted Income Before Taxes", as defined below, if any, for the fiscal year ending January 31, 1996 and 1.69% of Adjusted Income Before Taxes, if any, for each fiscal year thereafter; provided that the amount of such bonus in respect of any fiscal year shall not exceed 100% of your Base Salary, as defined in the Employment Agreement, for such period. Such bonus shall be determined following the close of each of the Company's fiscal years and paid to you promptly thereafter.

               For this purpose, "Adjusted Income Before Taxes" for any given period shall mean the sum of (A) net income for such period calculated on a consolidated basis for the Company and its subsidiaries determined by the Company (and its independent public accountants) based on the books and records of the Company and its subsidiaries in accordance with generally accepted accounting practices applied on a consistent basis, (B) "Income Taxes", as defined below, (C) the bonus contemplated hereby for such period,
(D) interest accrued in such period on (x) the Subordinated Notes, (y) the "PIK Notes", as defined in the Subordinated Notes and (z) the "New Distribution Facility Financing", as defined in the Subordinated Notes, together in each case with the amortization of any related capitalized financing costs and (E) the "Management Fee", as defined in the Subordinated Notes.

               "Income Taxes" shall mean all federal, state or local income taxes as determined by the Company and audited by its independent certified public accountants.

Performance Bonus
               The Compensation Committee will annually establish goals and objectives for you to accomplish. If you accomplish all such goals and objectives, the minimum bonus to which you will be entitled will be $20,000.

               Your rights and interests hereunder may not be assigned, encumbered or transferred. The Company shall have the right to deduct from all payment made hereunder any taxes required by law to be withheld with respect to such payments. The arrangements hereunder, except the option award referred to above which is governed by the Option Plan and Option Certificate, shall be governed by the laws of the State of Alabama.



                                 Hibbett Sporting Goods, Inc.



                                 By: /s/ John F. Megrue
                                     ------------------
                                     Chairman of the Board
                                     of Directors



Please acknowledge the
foregoing by signing below


/s/ Michael J. Newsome
- ----------------------
Michael J. Newsome